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                                                                EXHIBIT 4.1

                                    FORM OF
                              THE GNI GROUP, INC.

             12.00% SENIOR SUBORDINATED NOTE DUE DECEMBER 31, 2003

PPN# ______________
R-_                                                           New York, New York
$_______________                                               December 31, 1996

                 THE GNI GROUP, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to _________________________________ ______________________________________________________, or registered assigns, the principal amount of $__________ on December 31, 2003, with interest (computed on the basis of twelve 30-day months) on the unpaid balance of such principal amount at the rate of 12.00% per annum from the date hereof, payable semi-annually on each June 30 and December 31 after the date hereof, commencing June 30, 1997, until such unpaid balance shall become due and payable (whether at maturity or at a date fixed for prepayment or by declaration or otherwise), and with interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent permitted by applicable law) on any overdue interest, at the rate of 14.00% per annum until paid, payable semi-annually as aforesaid or, at the option of the holder hereof, on demand. Payments of principal, premium, if any, and interest on this Note shall be made in lawful money of the United States of America at the principal office of The Chase Manhattan Bank, N.A., in the Borough of Manhattan, the City and State of New York, or at such other office or agency in such Borough as the Company shall have designated by written notice to the holder of this Note as provided in the Note and Warrant Purchase Agreements referred to below.

                 This Note is one of the Company's 12.00% Senior Subordinated Notes due December 31, 2003 (the "Notes"), originally issued pursuant to the three Note and Warrant Purchase Agreements, each dated as of December 31, 1996, as from time to time amended, between the Company and certain institutional investors named therein, and is subject to the terms thereof. The holder of this Note is entitled to the benefits of such Note and Warrant Purchase Agreements, as from time to time amended, and may enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

                 This Note is a registered Note and is transferable only upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the holder hereof
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or such holder's attorney duly authorized in writing.  Reference in this Note to a "holder" shall mean the person in whose name this Note is at the time registered on the register kept by the Company as provided in such Note and Warrant Purchase Agreements, and the Company may treat such person as the owner of this Note for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

                  The holder of this Note is entitled to the benefits of a certain Guaranty Agreement, dated as of December 31, 1996, by Disposal Systems, Inc., Resource Transportation Services, Inc., GNI Chemicals Corporation and Disposal Systems of Corpus Christi, Inc., each a Delaware corporation and a subsidiary of the Company.

                 The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Superior Debt (as defined in such Note and Warrant Purchase Agreements) pursuant to, and to the extent provided in, such Note and Warrant Purchase Agreements.

                 The Notes are under certain circumstances subject to required or optional prepayment, in whole or in part, with a premium, all as specified in such Note and Warrant Purchase Agreements.

                 In case an Event of Default, as defined in such Note and Warrant Purchase Agreements, shall occur and be continuing, the unpaid balance of the principal of this Note may become due and payable in the manner and with the effect provided in such Note and Warrant Purchase Agreements.

                 This Note is made and delivered in New York, New York, and shall be governed by the laws of the State of New York.

                                        THE GNI GROUP, INC.


                                        By: _______________________
                                            Name:
                                            Title:





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